CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 20 to Registration Statement No. 33-42681 on Form N-1A of our report dated February 24, 2006, relating to the financial statements and financial highlights of Merrill Lynch World Income Fund, Inc. (the “Fund”) (to be renamed BlackRock World Income Fund, Inc.) appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2005, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
September 25, 2006